Exhibit 5.1

SMITH HELMS MULLISS & MOORE, L.L.P.
              Attorneys at Law
              P. O. Box 31247
        Charlotte, North Carolina 28231



                         March 27, 2001


First Charter Corporation
22 Union Street North
Concord, North Carolina 28025

Re:	Form S-8 Registration Statement
                   First Charter Corporation 2000 Omnibus Stock
                   Option and Award Plan

Ladies and Gentlemen:

In connection with the possible offering and sale from time to time of up to 2,000,000 shares of the common stock (the "Shares") of First Charter Corporation, a North Carolina corporation (the "Corporation"), upon the terms and conditions set forth in the registration statement on Form S-8 (the "Registration Statement"), filed on March
27, 2001 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective, and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

We hereby consent (1) to be named in the Registration
Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and (2) to the filing of a copy of this opinion as an exhibit to the Registration
Statement.


Very truly yours,

SMITH HELMS MULLISS & MOORE, L.L.P.

/S/ SMITH HELMS MULLISS & MOORE, L.L.P.